Exhibit 99.2

News Release

CONTACTS

St. Jude Medical	MediGuide	Elbit Systems Ltd.	Elbit Systems Ltd.
Angela Craig	Dror Roth	Joseph Gaspar	Ehud Helft / Kenny Green
Investor / Media Relations	Chief Financial Officer	Executive Vice President & CFO	Investor Relations
Tel 651 481 7789	Tel +972 4 8137000	Tel +972 4 8316663	Tel 646 201 9246

St. Jude Medical Acquires MediGuide

New platform technology to enhance St. Jude Medical’s atrial fibrillation and other growth programs

ST. PAUL, Minn. and HAIFA, Israel – Dec. 22, 2008 – St. Jude Medical, Inc. (NYSE: STJ) and MediGuide Inc. today announced the signing of a definitive merger agreement and simultaneous closing of the merger whereby St. Jude Medical has acquired all of the outstanding shares of MediGuide Inc., including the 41.3 percent interest (on a fully-diluted basis) owned by Elbit Systems Ltd. (NASDAQ: ESLT, TASE: ESLT) for $283 million in cash and the assumption of net liabilities totaling approximately $17 million.

Terms of the transaction provide for St. Jude Medical to pay $138 million of the purchase price in December 2008, with the balance due in two subsequent payments of $111 million in November 2009 and up to $34 million in April 2010. MediGuide has developed a sophisticated navigation system, the Medical Positioning System (gMPS™), that uses proprietary technology for real-time tracking of sub-millimeter sized sensors. These sensors can be mounted on needles, guidewires, catheters, or other medical devices used for minimally-invasive intra-body navigation. The 3-D position and orientation of the sensors can be calculated in real time and projected graphically on a fluoroscope, CT, MRI, ultrasound, or 3-D reconstructed image of the anatomy. The gMPS system is intended to provide a comprehensive solution for motion artifacts caused by patient heartbeats, respiration, or other movements. The goal of the gMPS system is to increase the accuracy and amount of information available to a physician during a catheterization or other minimally invasive procedure while reducing the risk of exposure to radiation for the patient and medical team. MediGuide's gMPS technology and its gMPS Enabled Guided Measurement Catheter (GMC™) are European CE Mark certified and are currently limited to investigational use only in the United States.

“Today’s announcement reflects St. Jude Medical’s commitment to product leadership and our strategy of supporting superior technology that gives physicians the most control possible in their effort to enhance patient outcomes," said Daniel J. Starks, chairman, president and chief executive officer of St. Jude Medical. “In addition to continuing our strong commitment to developing our atrial fibrillation platform, we believe MediGuide’s proprietary technology may also extend across a variety of other product categories, including cardiac rhythm management, interventional cardiology, neurology and structural heart disease. We look forward to bringing this technology into our portfolio so that we can further develop and capture these potential opportunities.”

Gera Strommer, president and chief executive officer of MediGuide, said, “We look forward to working with the St. Jude Medical team. With their support, we will have the resources to more fully capitalize on MediGuide’s innovations and successfully move through the next stage of our development plans.” Mr. Strommer and Uzi Eichler, vice president of technology for MediGuide, are expected to join St. Jude Medical.

Joseph Ackerman, president and chief executive officer of Elbit Systems, said, “We are pleased to have a company such as St. Jude Medical recognize the value of MediGuide. We believe the acquisition provides MediGuide an excellent opportunity to continue its growth, while allowing Elbit Systems to focus on its core business areas.”

With this transaction, MediGuide will become part of the St. Jude Medical Atrial Fibrillation Division. In connection with the transaction, St. Jude Medical will record a special charge of approximately $300 million for in-process research and development in the fourth quarter of 2008. This acquisition does not change St. Jude Medical’s outlook for 2008 or 2009 consolidated earnings per share, exclusive of the special charge.

St. Jude Medical funded the acquisition with cash on hand outside the United States as well as with the proceeds from a new three-year term loan established recently with a syndicate of banks.

In connection with the transaction, Banc of America Securities LLC is acting as financial advisor to St. Jude Medical, and Gibson, Dunn and Crutcher LLP is serving as legal counsel. Morrison & Foerster LLP and Amit, Pollak, Matalon & Co. are serving as legal counsel to MediGuide.

Conference Call and Webcast Today

St. Jude Medical will host a brief conference call for investors later this morning at 9 a.m. CT to discuss the MediGuide acquisition, as well as yesterday’s announced acquisition of Radi Medical Systems AB.  For complete instructions on how to listen to the live audio webcast or a replay of the webcast, please refer to the Investor Relations section of the St. Jude Medical website at www.sjm.com.

About MediGuide

MediGuide (Delaware, USA & Haifa, Israel) - an Israeli based company (originally spun off from Elbit Systems - NASDAQ: ESLT and got its first investment from Vitalife VC during 2001), is the provider of technology, solutions and applications for intra body navigation and less invasive procedures with a special focus on cardiology. Based on its proprietary gMPS technology, MediGuide brings the ability to navigate gMPS Enabled Devices (catheters, wires and other devices equipped with a sub millimeter gMPS sensor) in the MPS Ready Cathlab environment, co-developed by MediGuide in collaboration with the leading imaging companies. Further information can be found at http://www.mediguide.co.il.

About Elbit Systems Ltd.

Elbit Systems Ltd. is an international defense electronics company engaged in a wide range of defense related programs throughout the world. The Company, which includes Elbit Systems and its subsidiaries, operates in the areas of aerospace, land and naval systems, command, control, communications, computers, intelligence surveillance and reconnaissance ("C4ISR"), unmanned air vehicle (UAV) systems, advanced electro-optics, electro-optic space systems, EW suites, airborne warning systems, ELINT systems, data links and military communications systems and radios. The Company also focuses on the upgrading of existing military platforms and developing new technologies for defense, homeland security and commercial aviation applications.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. Headquartered in St. Paul, Minn., St. Jude Medical employs more than 13,000 people worldwide and has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. For more information, please visit www.sjm.com.

St. Jude Medical Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2008. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.